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                                                              Exhibit 99.B.23(o)

                                    McM Funds

                       McM Intermediate Fixed Income Fund
                              McM Fixed Income Fund
                                McM Balanced Fund
                           McM Equity Investment Fund

                   Multiple Class Plan Pursuant to Rule 18F-3

McM Intermediate Fixed Income Fund, McM Fixed Income Fund, McM Balanced Fund and McM Equity Investment Fund (the "Funds") hereby adopt this Multiple Class Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which sets forth the separate distribution arrangements and expense allocations of each class of the Funds. This Plan has been adopted by a majority of the Board of Trustees, including a majority of the independent Trustees, of McM Funds (the "Trust"). The Trustees have determined that the Plan is in the best interests of each class and the Funds as a whole.

CLASS CHARACTERISTICS

         Each class of shares will represent interest in the same portfolio of investments and be identical in all respects to each other class, except as set forth below.

McM Funds Class:           McM Funds shares are offered for sale at net asset
----------------           value per share without a sales charge. McM Funds
                           shares are sold subject to a minimum initial investment of $5,000 and subsequent investments of $250 or more. McM Funds shares are not subject to Rule 12b-1 distribution charges.

Broker Shares Class B:     Broker Shares Class B shares are offered for sale at
----------------------     net asset value per share without a sales charge.
                           Broker Shares Class B shares are sold subject to a minimum initial investment of $5,000 and subsequent investments of $250 or more. Broker Shares Class B shares are subject to Rule 12b-1 distribution charges with a fee of 0.40% per annum of the average daily net assets attributable to the Broker Shares Class B shares.

The Rule 12b-1 charges associated with the Broker Shares Class B shares shall be reimbursed to First Data Distributors, Inc. (the "Distributor"), a registered broker-dealer and distributor, or others for distribution services provided and expenses assumed in connection with distribution assistance, including payments to the Distributor pursuant to the Underwriting Agreement among the Trust, McMorgan & Company and the Distributor. The Distributor may reallow a portion or all of the 12b-1 fees received to broker-dealers or others who have executed a selling agreement with the Distributor on behalf of the Broker Shares Class B shares of the Trust.
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INCOME AND EXPENSE ALLOCATION

         Expenses of the Trust will be allocated among the Funds on the basis of the relative net assets of the Funds. Certain expenses attributable to a Fund, and not to a particular class will be borne by each class on the basis of the relative aggregate net assets of the class. Notwithstanding the foregoing, the investment advisor or other service provider may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by each class of shares, to the extent that any dividends are paid, will be calculated in the same manner, at the same time, and on the same day, except that any distribution fees, service fees and class expenses allocated to a class will be borne exclusively by that class.

EXCHANGES AND CONVERSIONS

         There shall be no exchange or conversion features available between the McM Funds shares and Broker Shares Class B shares.

GENERAL

         The Rule 12b-1 Plan relating to the Broker Shares Class B shares for each Fund shall operate in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc., Article III, Section 26.

         Each class shall vote separately and exclusively with respect to any matter related to the Rule 12b-1 Plan. Each class of shares shall vote separately with respect to any matter that relates solely to that class of shares.

         On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act, and otherwise, will monitor the Trust for the existence of any material conflicts between the interests of the classes of shares. The Trustees, including a majority of the non-interested Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The investment advisor and the Distributor shall be responsible for alerting the Trustees to any material conflicts that may arise.

         Any material amendment to this Plan must be approved by a majority of the Trustees of the Funds, including a majority of the Trustees who are not interested persons of the Funds, as defined in the 1940 Act.

Date: August 18, 1999